EXHIBIT 107
CALCULATION OF REGISTRATION FEES
Form S-8
(Form Type)
DUTCH BROS INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1,3]	Proposed Maximum Offering Price Per Unit[2]	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.00001 par value per share	Other[2]	800,000	$33.51	$26,808,000	$0.00011020	$2,954
Total offering amounts					$26,808,000		$2,954
Total fees previously paid							—
Total fee offsets							—
Net fee due							$2,954
1.Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement will also cover any additional shares of Registrant’s Class A common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the 2021 Plan) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock.
2.Estimated in accordance with Rule 457(c) and 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange on February 24, 2023.
3.Represents 800,000 additional shares of Class A common stock that were automatically added to the shares authorized for issuance under the 2021 Plan on January 1, 2023 pursuant to an annual “evergreen” increase provision contained in the 2021 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2021 Plan will automatically increase on the first day of each calendar year, starting on January 1, 2022 and continuing through January 1, 2031, in an amount equal to one percent (1%) of the total number of shares of all classes of common stock outstanding on December 31 of the immediately preceding year; provided, however, that the Board may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of common stock.